Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-259669) pertaining to the RBC Bearings Incorporated Common Stock and Preferred Stock;

(2)	Registration Statement (Form S-8 No. 333-221329) pertaining to the RBC Bearings Incorporated 2017 Long-Term Equity Incentive Plan; and;

(3)	Registration Statement (Form S-8 No. 333-192164) pertaining to the RBC Bearings Incorporated 2013 Long-Term Equity Incentive Plan;

of our reports dated May 26, 2022, with respect to the consolidated financial statements of RBC Bearings Incorporated and the effectiveness of internal control over financial reporting of RBC Bearings Incorporated included in this Annual Report (Form 10-K) of RBC Bearings Incorporated for the year ended April 2, 2022.

/s/ Ernst & Young LLP

Stamford, Connecticut

May 26, 2022